Exhibit 99.5

QORVO, INC.

2008 INDUCEMENT AWARD PROGRAM

(Formerly TriQuint Semiconductor, Inc. 2008 Inducement Award Program)

1. Purposes of the Program. The purposes of this 2008 Inducement Award Program are to attract the best available personnel for positions of substantial responsibility and to promote the success of the Company’s business.

The Program permits the grant of Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights and other stock or cash awards at the discretion of the Administrator and as reflected in the terms of the Award Agreement.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” shall mean the Board or any of its Committees as shall be administering the Program, in accordance with Section 4 of the Program.

(b) “Applicable Laws” means the requirements relating to the administration of equity plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Program.

(c) “Award” means, individually or collectively, a grant under the Program of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights and other stock or cash awards as the Administrator may determine.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Program including an Option Agreement. The Award Agreement is subject to the terms and conditions of the Program.

(e) “Board” shall mean the Board of Directors of the Company.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g) “Committee” shall mean a Committee appointed by the Board of Directors in accordance with Section 4 of the Program.

(h) “Common Stock” shall mean the Common Stock of the Company.

(i) “Company” shall mean Qorvo, Inc., a Delaware corporation.

(j) “Continuous Status as an Employee” shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of sick leave, military leave, or any other leave of absence approved by the Administrator.

(k) “Director” shall mean a member of the Board.

(l) “Employee” shall mean any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. The payment of a Director’s fee by the Company shall not be sufficient to constitute “employment” by the Company.

(m) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(n) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(o) “Officer” shall mean a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(p) “Option” shall mean a stock option granted pursuant to the Program.

(q) “Option Agreement” means a written or electronic agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Program.

(r) “Optioned Stock” shall mean the Common Stock subject to an Award.

(s) “Optionee” shall mean an Employee who holds an outstanding Option.

(t) “Parent” shall mean a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(u) “Participant” means the holder of an outstanding Award including an Optionee.

(v) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(w) “Program” shall mean this 2008 Incentive Program.

(x) “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under the Program, or issued pursuant to the early exercise of an Option.

(y) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the fair market value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(z) “Retirement” shall mean the termination of a Participant’s Continuous Status as an Employee when any of the following are true: (i) the Participant is at least fifty-five (55) years old and he or she has completed at least seven (7) years of service as an Employee, (ii) the Participant is at least sixty-three (63) years old, or (iii) the Participant’s age when added to the number of years of service as an Employee equals or exceeds seventy (70).

(aa) “Rule 16b-3” shall mean Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Program.

(ab) “Share” shall mean a share of the Common Stock, as adjusted in accordance with Section 12 of the Program.

(ac) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 10 is designated as a Stock Appreciation Right.

(ad) “Subsidiary” shall mean a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Program.

(a) Stock Subject to the Program. Subject to the provisions of Section 12 of the Program, the maximum aggregate number of shares under the Program is 921,140* shares of Common Stock. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Full Value Awards. Any Shares subject to Awards of Restricted Stock, Restricted Stock Units and Stock Appreciation Rights, will be counted against the numerical limits of this Section 3 as two (2) Shares for every one (1) Share subject thereto. Further, if Shares acquired pursuant to any such Award are forfeited or repurchased by the Company and would otherwise return to the Program pursuant to Section 3(c), two (2) times the number of Shares so forfeited or repurchased will return to the Program and will again become available for issuance.

(c) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock or Restricted Stock Units is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and Stock Appreciation Rights, the forfeited or repurchased shares) that were subject thereto will become available for future grant or sale under the Program (unless the Program has terminated). With respect to Stock Appreciation Rights, only Shares actually issued pursuant to a Stock Appreciation Right will cease to be available under the Program; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Program (unless the Program has terminated). However, Shares that have actually been issued under the Program under any Award will not be returned to the Program and will not become available for future distribution under the Program; provided, however, that if unvested Shares of Restricted Stock or Restricted Stock Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Program. Shares used to pay the tax and exercise price of an Award will become available for future grant or sale under the Program. To the extent an Award under the Program is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Program.

*	Share numbers have been adjusted to reflect merger of TriQuint Semiconductor, Inc. and RF Micro Devices, Inc.

4. Administration of the Program.

(a) Procedure.

(i) Multiple Administrative Bodies. The Program may be administered by different Committees with respect to different groups of Employees.

(ii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii) Other Administration. Other than as provided above, the Program shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

(b) Power of the Administrator. Subject to the provisions of the Program, the Administrator shall have the authority, in its discretion: (i) to determine the terms and conditions of any Award granted hereunder (which need not be identical) consistent with the terms of the Program; (ii) to approve forms of agreement for use under the Program; (iii) to determine, upon review of relevant information and in accordance with Section 7(b)(ii) of the Program, the fair market value of the Common Stock; (iv) to determine the exercise price per share of Options and Stock Appreciation Rights to be granted, which exercise price shall be determined in accordance with Sections 7 and 10 of the Program; (v) to select the Employees to whom Awards may be granted hereunder; (vi) to interpret the Program; (vii) to prescribe, amend and rescind rules and regulations relating to the Program; (viii) to modify or amend each Award with the consent of the holder thereof; (ix) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Award previously granted by the Administrator; (x) to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Award that number of Shares having a fair market value equal to the minimum amount required to be withheld; (xi) to grant in addition to the incentives described in Sections 7, 8, 9 and 10 below, other incentives payable in cash or Shares under the Program as determined by the Administrator to be in the best interests of the Company and subject to any terms and conditions the Administrator deems advisable; and (xii) to make all other determinations deemed necessary or advisable for the administration of the Program.

(c) Effect of Administrator’s Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Participants and any other holders of any Awards granted under the Program.

5. Eligibility. Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights and such other cash or stock awards as the Administrator determines may be granted to Employees.

6. Limitations.

(a) Exercise Price; Repricing. No Awards of Options or Stock Appreciation Rights may be granted with an exercise price or purchase price that is less than 100% of the fair market value per share on the date of grant. The Administrator may not modify or amend an Option or Stock Appreciation Right to reduce the exercise price of such Option or Stock Appreciation Right after it has been granted (except for adjustments made pursuant to Section 12) nor may the Administrator cancel any outstanding Option or Stock Appreciation Right and immediately replace it with a new Option or Stock Appreciation Right with a lower exercise price, unless, in either case, such action is approved by the Company’s stockholders.

(b) Nonstatutory Stock Options. The term of each Nonstatutory Stock Option shall be ten (10) years and one (1) day from the date of grant thereof or such shorter term as may be provided by the Administrator.

(c) Reload Awards. The Administrator will not be permitted to grant an Option with a “reload” feature whereby a Participant who exercises an Option with Shares is immediately and automatically granted a new Option for the number of Shares used to exercise the original Option and with the same terms as the original Option, except with an exercise price equal to the then fair market value.

7. Stock Options.

(a) Option Exercise Price and Consideration.

(i) The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be such price as is determined by the Administrator, but in no event shall it be less than 100% of the fair market value per Share on the date of grant.

(ii) The fair market value shall be determined by the Administrator; provided, however, in the event that the Common Stock is listed on any established stock exchange or a national market system, including without limitation The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market of The NASDAQ Stock Market, its fair market value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the trading day that is the time of determination (or if such time of determination does not occur on a trading day, the last trading day prior to the time of determination), as reported in THE WALL STREET JOURNAL or such other source as the Administrator deems reliable; or in the event that the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the fair market value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in THE WALL STREET JOURNAL or such other source as the Administrator deems reliable.

(iii) The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Board and may consist entirely of:

(A) cash,

(B) check,

(C) delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale proceeds required to pay the exercise price, or

(D) any combination of such methods of payment.

In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

(b) Term of Option. The term of each Option shall be ten (10) years and one (1) day from the date of grant thereof or such shorter term as may be provided by the Administrator.

(c) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator, including performance criteria with respect to the Company and/or the Optionee, and shall be permissible under the terms of the Program.

(A) An Option may not be exercised for a fraction of a Share.

(B) An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company either by a signed writing or electronic transmission in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised, together with any applicable withholding taxes, has been received by the Company. Full payment may, as authorized by the Administrator, consist of any consideration and method of payment allowable under Section 7(b)(iii) of the Program. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, which issuance shall be made as soon as is practicable, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 12 of the Program.

(C) Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Program and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Status as an Employee. Unless otherwise provided by the Administrator, in the event of termination of an Optionee’s Continuous Status as an Employee, such Optionee may, but only within ninety (90) days (or for such other period of time, not exceeding six (6) months, as is determined by the Administrator) after the date of such termination (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), exercise his or her Option to the extent that the Optionee was entitled to exercise it as of the date of such termination. To the extent that the Optionee was not entitled to exercise the Option at the date of such termination, or if the Optionee does not exercise such Option (which the Optionee was entitled to exercise) within the time specified herein, the Option shall terminate.

(iii) Disability of Optionee. Notwithstanding the provisions of Section 7(d)(ii) above, unless otherwise provided by the Administrator, in the event of termination of an Optionee’s Continuous Status as an Employee as a result of his or her total and permanent disability (as defined in Section 22(e)(3) of the Code), the Optionee may, until the date of expiration of the term of such Option as set forth in the Option Agreement (or such shorter period of time as provided by the Administrator), exercise his or her Option to the extent the Optionee was entitled to exercise it at the date of such termination. To the extent that the Optionee was not entitled to exercise the Option at the date of termination, or if the Optionee does not exercise such Option (which the Optionee was entitled to exercise) within the time specified herein, the Option shall terminate.

(iv) Death of Optionee. In the event of the death of an Optionee:

(A) during the term of the Option, where the Optionee is at the time of his or her death an Employee of the Company and where such Optionee shall have been in Continuous Status as an Employee since the date of grant of the Option, the Option may be exercised, at any time within one (1) year following the date of death, by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, to the extent that he or she was entitled to exercise it at the date of death; or

(B) within ninety (90) days after the termination of Continuous Status as an Employee by the Company without cause, the Option may be exercised, at any time within one (1) year following the date of death, by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of termination.

(v) Retirement. Notwithstanding the provisions of Section 7(d)(ii) above, unless otherwise provided by the Administrator, in the event of termination of an Optionee’s Continuous Status as an Employee as a result of his or her Retirement, the Optionee may, until the date of expiration of the term of such Option as set forth in the Option Agreement (or such shorter period of time as provided by the Administrator), exercise his or her Option to the extent the Optionee was entitled to exercise it at the date of such termination. To the extent that the Optionee was not entitled to exercise the Option at the date of termination, or if the Optionee does not exercise such Option (which the Optionee was entitled to exercise) within the time specified by the Administrator, the Option shall terminate.

8. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Program, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Employees in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(c) Transferability. Except as provided in this Section 8, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Vesting Criteria and Other Terms. The Administrator will set the Period of Restriction, which, depending on the extent to which the vesting criteria are met, will determine the number of Shares of Restricted Stock that will be earned by the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment or service), or any other basis determined by the Administrator in its discretion.

(e) Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Program will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Employees holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Employees holding Shares of Restricted Stock will not be entitled to receive any dividends or other distributions paid with respect to such, unless the Administrator determines otherwise.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Program.

9. Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. Each Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify such other terms and conditions as the Administrator, in its sole discretion, shall determine, including all terms, conditions, and restrictions related to the grant, the number of Restricted Stock Units and the form of payout, which, subject to Section 9(d), may be left to the discretion of the Administrator.

(b) Vesting Criteria and Other Terms. The Administrator shall set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment or service), or any other basis determined by the Administrator in its discretion.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant shall be entitled to receive a payout as specified in the Restricted Stock Unit Award Agreement. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units shall be made as soon as practicable after the date(s) set forth in the Restricted Stock Unit Award Agreement. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination thereof. Shares represented by Restricted Stock Units that are fully paid in cash again shall be available for grant under the Plan.

(e) Cancellation. On the date set forth in the Restricted Stock Unit Award Agreement, all unearned Restricted Stock Units shall be forfeited to the Company.

10. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Program, a Stock Appreciation Right may be granted to Employees at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Participant.

(c) Exercise Price and Other Terms. The Administrator, subject to the provisions of the Program, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Program, provided, however, that the exercise price will be not less than one hundred percent (100%) of the fair market value of a Share, determined in accordance with
Section 7(b)(ii), on the date of grant.

(d) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Program will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 7(d) also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the fair market value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in shares of equivalent value, or in some combination thereof.

11. Non-Transferability of Awards. During the lifetime of the Participant, an Award shall be exercisable only by the Participant or the Participant’s guardian, legal representative or permitted transferees. Except as specified below, no Award may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. At the sole discretion of the Administrator, and subject to such terms and conditions as the Administrator deems advisable, the Administrator may allow (a) the transfer of a Nonstatutory Stock Option to an Participant’s spouse, former spouse or dependent pursuant to a court-approved domestic relations order which relates to the provision of child support, alimony payments or marital property rights and (b) the transfer of a Nonstatutory Stock Option by bona fide gift and not for any consideration, to (i) a member or members of the Participant’s Immediate Family, (ii) a trust established for the exclusive benefit of the Participant and/or member(s) of the Participant’s Immediate Family, (iii) a partnership, limited liability company or other entity whose only partners or members are the Participant and/or member(s) of the Participant’s Immediate Family, or (iv) a foundation in which the Participant and/or member(s) of the Participant’s Immediate Family control the management of the foundation’s assets. “Immediate Family” as used herein means the spouse, lineal descendants, father, mother, brothers and sisters of the Participant. In such case, the transferee shall receive and hold the Option subject to the provisions of this Section 11, and there shall be no further assignation or transfer of the Option. The terms of Options granted hereunder shall be binding upon the transferees, purchasers, executors, administrators, heirs, successors and assigns of the Participant.

12. Adjustments Upon Changes In Capitalization or Merger. The number of shares of Common Stock covered by each outstanding Award, and the number of shares of Common Stock which have been authorized for issuance under the Program but as to which no Awards have yet been granted or which have been returned to the Program upon cancellation or expiration of an Award, as well as the price per share of Common Stock covered by each such outstanding Award, shall be proportionately adjusted for any change in or increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other change in or increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

In the event of the proposed dissolution or liquidation of the Company, the Board shall notify the holder of an Award at least fifteen (15) days prior to such proposed action. To the extent it has not been previously exercised, the Award will terminate immediately prior to the consummation of such proposed action.

In the event of a merger of the Company with or into another corporation, or the sale of all or substantially all of the Company’s assets, the Award shall be assumed or an equivalent award shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Administrator determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that (i) the Participant shall have the right to exercise the Award as to all of his or her Outstanding Options and Stock Appreciation Rights, including as to Shares as to which such Award would not otherwise be exercisable, and/or (ii) all restrictions on Restricted Stock and Restricted Stock Units will lapse. In addition, if an Option or Stock Appreciation Right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or asset sale, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be fully vested and exercisable for thirty (30) days (or such other period of time as the Administrator may determine) from the date of such notice, and the Option or Stock Appreciation Right will terminate upon the expiration of such period; provided, however, that in the event the successor corporation or a parent or subsidiary of such successor corporation refuses to so assume or substitute such Options, such Options shall become fully vested and exercisable including as to Shares as to which such Options would not otherwise be exercisable. For the purposes of this paragraph, an Award shall be considered assumed if, following the merger or asset sale, the Award confers the right to purchase, for each Share subject to the Award immediately prior to the merger or asset sale, the consideration (whether stock, cash, or other securities or property) or, in the case of a Stock Appreciation Right upon the exercise of which the Administrator determines to pay cash or a Restricted Stock Unit which the Administrator can determine to pay in cash, received in the merger or asset sale by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets was not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit for each Share subject to the Award (or in the case of Restricted Stock Units, the number of implied Shares determined by dividing the value of the Restricted Stock Units by the per share consideration received by holders of Common Stock in the merger or sale of assets), to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

Notwithstanding anything in this Section 12 to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-merger or sale of assets corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

13. Time of Granting Awards. The date of grant of an Award shall be the date on which the Administrator makes the determination granting such Award. Notice of the determination shall be given to each Participant to whom an Award is granted within a reasonable time after the date of such grant.

14. No Effect on Employment or Service. Neither the Program nor any Award shall confer upon any Participant any right with respect to continuation of employment or consulting relationship with the Company, nor shall it interfere in any way with the Participant’s right or the Company’s right to terminate such employment or consulting relationship at any time with or without cause.

15. Amendment and Termination of the Program.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Program.

(b) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Program shall materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company.

16. Term of Program. The Program shall become effective upon its adoption by the Board. It shall continue in effect until terminated by the Board under Section 15 of the Program.

17. Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an Award, the Company may require the person exercising such Award or making such purchase to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

18. Reservation of Shares. The Company, during the term of this Program, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Program.

19. Inability to Obtain Authority. Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

20. Withholding. The Company may require the Participant to pay to the Company the amount of (a) any taxes that the Company is required by applicable federal, state, local or foreign law to withhold with respect to the grant, vesting or exercise of an Award (“tax withholding obligations”) and (b) any amounts due from the Participant to the Company or to any Parent or Subsidiary (“other obligations”). The Company shall not be required to issue any shares of Common Stock or otherwise settle an Award under the Plan until such tax withholding obligations and other obligations are satisfied.

The Administrator may permit or require a Participant to satisfy all or part of the Participant’s tax withholding obligations and other obligations by (a) paying cash to the Company, (b) having the Company withhold an amount from any cash amounts otherwise due or to become due from the Company to the Participant, (c) having the Company withhold a number of shares of Common Stock that would otherwise be issued to the Participant (or become vested, in the case of Restricted Stock) having a fair market value equal to the tax withholding obligations and other obligations, or (d) surrendering a number of shares of Common Stock the Participant already owns having a value equal to the tax withholding obligations and other obligations. The value of the shares so withheld or tendered may not exceed the employer’s minimum required tax withholding rate.